Exhibit 99.1

TG Therapeutics Reports Second Quarter 2025 Financial Results and Raises BRIUMVI Revenue Guidance

Second quarter 2025 total revenue of $141.1 million, including BRIUMVI U.S. net revenue of $138.8 million

Raises full year 2025 BRIUMVI U.S. net revenue target to approximately $570 - $575 million

Conference call to be held today, Monday, August 4, 2025, at 8:30 AM ET

New York, NY, (August 4, 2025) – TG Therapeutics, Inc. (NASDAQ: TGTX) (the Company or TG Therapeutics) today announced its financial results for the second quarter of 2025, along with recent company developments, and provided an update on 2025 revenue guidance.

Michael S. Weiss, the Company's Chairman and Chief Executive Officer, stated, “We’re incredibly proud of the continued momentum behind BRIUMVI, which we believe is establishing itself as a leading anti-CD20 therapy in adults with relapsing MS. The strong uptake we’re seeing, combined with deepening physician confidence and compelling patient experiences, underscores the strength of our launch strategy and gives us confidence in reaching our updated 2025 full year BRIUMVI U.S. net revenue guidance of $570 to $575 million. With important innovations like our subcutaneous formulation and combined day one and day fifteen IV dosing currently being studied, we believe BRIUMVI is well positioned to lead the class and redefine treatment expectations for people living with MS.”

Recent Highlights & Developments

BRIUMVI® (ublituximab-xiiy) Commercialization

●	BRIUMVI U.S. net product revenue of $138.8 million for the second quarter of 2025, representing 91% growth over the same period last year and 16% growth over Q1 2025
●	Expansion of commercialization outside of the U.S. with our partner, Neuraxpharm, with BRIUMVI approved in the European Union, United Kingdom, Switzerland and Australia

BRIUMVI Publications

●	Published two articles in medical journals:
o

“Switching to Ublituximab from Prior anti-CD20 Monoclonal Antibody Therapy: A Case Report Series”, published in Frontiers in Immunology, demonstrating a retrospective case series of seven individuals with multiple sclerosis (MS) treated in private practice or at an MS clinic who switched to ublituximab from a different anti-CD20 monoclonal antibody therapy due to efficacy or tolerability concerns, published in Frontiers in Immunology

o

“The Evolution of Anti-CD20 Treatment in Multiple Sclerosis”, published in CNS DRUGS, demonstrating the differentiating characteristics within the anti-CD20 monoclonal antibody class used to treat MS, published in CNS DRUGS

Pipeline Development Goals Achieved

●	Commenced patient enrollment into the randomized Phase 3 pivotal program to evaluate a consolidated Day 1 and Day 15 dosing regimen for IV BRIUMVI in the ongoing ENHANCE trial
●	Dosed the first patient with progressive multiple sclerosis in the Phase 1 clinical trial evaluating azer-cel for the treatment of autoimmune diseases

2025 Financial Guidance

●	Raises BRIUMVI U.S. net product revenue target to $570 - $575 million for the full year 2025 (prior guidance of $560 million for full year 2025)
●	Raises total global revenue target to approximately $585 million for the full year 2025 (prior guidance of $575 million for full year 2025)

2025 Remaining Pipeline Development Goals

●	Commence patient enrollment into the Phase 3 pivotal program for subcutaneous BRIUMVI
●	Continue enrollment into the Phase 3 pivotal program based on the streamlined dosing regimens evaluated in the ENHANCE trial, evaluating a single Day 1 600 mg IV dose of BRIUMVI
●	Continue enrollment of participants into the ongoing clinical trial evaluating BRIUMVI in Myasthenia Gravis (MG)
●	Continue enrollment of participants into the Phase 1 clinical trial evaluating azer-cel for the treatment of autoimmune diseases, beginning with progressive forms of MS
●	Present updated data at major medical conferences throughout the year

Financial Results for Second Quarter 2025

●

Product Revenue, net: Product revenue, net was $138.8 million and $258.5 million for the three and six months ended June 30, 2025, respectively, compared to $72.6 million and $123.1 million for the three and six months ended June 30, 2024, respectively. Product revenue, net for both the three and six months ended June 30, 2025 and 2024, consisted of net product sales of BRIUMVI in the United States.

●

License, milestone, royalty and other revenue: License, milestone, royalty and other revenue was approximately $2.3 million and $3.5 million for the three and six months ended June 30, 2025, respectively, compared to approximately $0.9 million and $13.9 million for the three and six months ended June 30, 2024. License, milestone, royalty and other revenue for the six months ended June 30, 2024 is predominantly comprised of a $12.5 million milestone payment under the Neuraxpharm Commercialization Agreement for the first key market commercial launch of BRIUMVI in the European Union (EU) which occurred in the first quarter of 2024.

●

R&D Expenses: Total research and development (R&D) expense was approximately $31.8 million and $78.1 million for the three and six months ended June 30, 2025, respectively, compared to $17.6 million and $50.3 million for the three and six months ended June 30, 2024, respectively. The increase in R&D expense during the three and six months ended June 30, 2025 was primarily attributable to manufacturing and development costs incurred in connection with our ublituximab subcutaneous development work during the period.

●

SG&A Expenses: Total selling, general and administrative (SG&A) expense was approximately $55.6 million and $105.9 million for the three and six months ended June 30, 2025, respectively, compared to $38.8 million and $73.4 million for the three and six months ended June 30, 2024, respectively. The increase in selling, general and administrative costs, was primarily due to an increase in marketing, personnel and external costs associated with the commercialization of BRIUMVI.

●

Net Income (Loss): Net income was $28.2 million and $33.2 million for the three and six months ended June 30, 2025, respectively, compared to net income (loss) of $6.9 million and $(3.8) million for the three and six months ended June 30, 2024 respectively.

●

Cash Position and Financial Guidance: Cash, cash equivalents and investment securities were $278.9 million as of June 30, 2025. We anticipate that our cash, cash equivalents and investment securities as of June 30, 2025, combined with the projected revenues from BRIUMVI, will be sufficient to fund our business based on our current operating plan.

CONFERENCE CALL INFORMATION
The Company will host a conference call today, August 4, 2025, at 8:30 AM ET, to discuss the Company’s financial results from second quarter 2025.

To participate in the conference call, please call 1-877-407-8029 (U.S.), 1-201-689-8029 (outside the U.S.), Conference Title: TG Therapeutics. A live audio webcast will be available on the Events page, located within the Investors & Media section, of the Company's website at http://ir.tgtherapeutics.com/events. An audio recording of the conference call will also be available for a period of 30 days after the call.

ABOUT BRIUMVI® (ublituximab-xiiy) 150 mg/6 mL Injection for IV
BRIUMVI is a novel monoclonal antibody that targets a unique epitope on CD20-expressing B-cells. Targeting CD20 using monoclonal antibodies has proven to be an important therapeutic approach for the management of autoimmune disorders, such as RMS. BRIUMVI is uniquely designed to lack certain sugar molecules normally expressed on the antibody. Removal of these sugar molecules, a process called glycoengineering, allows for efficient B-cell depletion at low doses.

BRIUMVI is indicated in the U.S. for the treatment of adults with RMS, including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease and in the EU and UK for the treatment of adult patients with RMS with active disease defined by clinical or imaging features.

A list of authorized specialty distributors can be found at www.briumvi.com.

IMPORTANT SAFETY INFORMATION

Contraindications: BRIUMVI is contraindicated in patients with:

●	Active Hepatitis B Virus infection
●	A history of life-threatening infusion reaction to BRIUMVI

WARNINGS AND PRECAUTIONS

Infusion Reactions: BRIUMVI can cause infusion reactions, which can include pyrexia, chills, headache, influenza-like illness, tachycardia, nausea, throat irritation, erythema, and an anaphylactic reaction. In MS clinical trials, the incidence of infusion reactions in BRIUMVI-treated patients who received infusion reaction-limiting premedication prior to each infusion was 48%, with the highest incidence within 24 hours of the first infusion. 0.6% of BRIUMVI-treated patients experienced infusion reactions that were serious, some requiring hospitalization.

Observe treated patients for infusion reactions during the infusion and for at least one hour after the completion of the first two infusions unless infusion reaction and/or hypersensitivity has been observed in association with the current or any prior infusion. Inform patients that infusion reactions can occur up to 24 hours after the infusion. Administer the recommended pre-medication to reduce the frequency and severity of infusion reactions. If life-threatening, stop the infusion immediately, permanently discontinue BRIUMVI, and administer appropriate supportive treatment. Less severe infusion reactions may involve temporarily stopping the infusion, reducing the infusion rate, and/or administering symptomatic treatment.

Infections: Serious, life-threatening or fatal, bacterial and viral infections have been reported in BRIUMVI-treated patients. In MS clinical trials, the overall rate of infections in BRIUMVI-treated patients was 56% compared to 54% in teriflunomide-treated patients. The rate of serious infections was 5% compared to 3% respectively. There were 3 infection-related deaths in BRIUMVI-treated patients. The most common infections in BRIUMVI-treated patients included upper respiratory tract infection (45%) and urinary tract infection (10%). Delay BRIUMVI administration in patients with an active infection until the infection is resolved.

Consider the potential for increased immunosuppressive effects when initiating BRIUMVI after immunosuppressive therapy or initiating an immunosuppressive therapy after BRIUMVI.

Hepatitis B Virus (HBV) Reactivation: HBV reactivation occurred in an MS patient treated with BRIUMVI in clinical trials. Fulminant hepatitis, hepatic failure, and death caused by HBV reactivation have occurred in patients treated with anti-CD20 antibodies. Perform HBV screening in all patients before initiation of treatment with BRIUMVI. Do not start treatment with BRIUMVI in patients with active HBV confirmed by positive results for HB surface antigen (HBsAg) and anti-HB tests. For patients who are negative for HBsAg and positive for HB core antibody [HBcAb+] or are carriers of HBV [HBsAg+], consult a liver disease expert before starting and during treatment.

Progressive Multifocal Leukoencephalopathy (PML): Although no cases of PML have occurred in BRIUMVI-treated MS patients, JC virus infection resulting in PML has been observed in patients treated with other anti-CD20 antibodies and other MS therapies.

If PML is suspected, withhold BRIUMVI and perform an appropriate diagnostic evaluation. Typical symptoms associated with PML are diverse, progress over days to weeks, and include progressive weakness on one side of the body or clumsiness of limbs, disturbance of vision, and changes in thinking, memory, and orientation leading to confusion and personality changes.

MRI findings may be apparent before clinical signs or symptoms; monitoring for signs consistent with PML may be useful. Further investigate suspicious findings to allow for an early diagnosis of PML, if present. Following discontinuation of another MS medication associated with PML, lower PML-related mortality and morbidity have been reported in patients who were initially asymptomatic at diagnosis compared to patients who had characteristic clinical signs and symptoms at diagnosis.

If PML is confirmed, treatment with BRIUMVI should be discontinued.

Vaccinations: Administer all immunizations according to immunization guidelines: for live or live-attenuated vaccines, at least 4 weeks and, whenever possible, at least 2 weeks prior to initiation of BRIUMVI for non-live vaccines. BRIUMVI may interfere with the effectiveness of non-live vaccines. The safety of immunization with live or live-attenuated vaccines during or following administration of BRIUMVI has not been studied. Vaccination with live virus vaccines is not recommended during treatment and until B-cell repletion.

Vaccination of Infants Born to Mothers Treated with BRIUMVI During Pregnancy: In infants of mothers exposed to BRIUMVI during pregnancy, assess B-cell counts prior to administration of live or live-attenuated vaccines as measured by CD19+ B-cells. Depletion of B-cells in these infants may increase the risks from live or live-attenuated vaccines. Inactivated or non-live vaccines may be administered prior to B-cell recovery. Assessment of vaccine immune responses, including consultation with a qualified specialist, should be considered to determine whether a protective immune response was mounted.

Fetal Risk: Based on data from animal studies, BRIUMVI may cause fetal harm when administered to a pregnant woman. Transient peripheral B-cell depletion and lymphocytopenia have been reported in infants born to mothers exposed to other anti-CD20 B-cell depleting antibodies during pregnancy. A pregnancy test is recommended in females of reproductive potential prior to each infusion. Advise females of reproductive potential to use effective contraception during BRIUMVI treatment and for 6 months after the last dose.

Reduction in Immunoglobulins: As expected with any B-cell depleting therapy, decreased immunoglobulin levels were observed. Decrease in immunoglobulin M (IgM) was reported in 0.6% of BRIUMVI-treated patients compared to none of the patients treated with teriflunomide in RMS clinical trials. Monitor the levels of quantitative serum immunoglobulins during treatment, especially in patients with opportunistic or recurrent infections, and after discontinuation of therapy, until B-cell repletion. Consider discontinuing BRIUMVI therapy if a patient with low immunoglobulins develops a serious opportunistic infection or recurrent infections, or if prolonged hypogammaglobulinemia requires treatment with intravenous immunoglobulins.

Most Common Adverse Reactions: The most common adverse reactions in RMS trials (incidence of at least 10%) were infusion reactions and upper respiratory tract infections.

Physicians, pharmacists, or other healthcare professionals with questions about BRIUMVI should visit www.briumvi.com.

The full Summary of Product Characteristics approved in the European Union (EU) for BRIUMVI can be found here Briumvi | European Medicines Agency (europa.eu).

ABOUT BRIUMVI PATIENT SUPPORT in the U.S.
BRIUMVI Patient Support is a flexible program designed by TG Therapeutics to support U.S. patients through their treatment journey in a way that works best for them. More information about the BRIUMVI Patient Support program can be accessed at www.briumvipatientsupport.com.

ABOUT MULTIPLE SCLEROSIS
Relapsing multiple sclerosis (RMS) is a chronic demyelinating disease of the central nervous system (CNS) and includes people with relapsing-remitting multiple sclerosis (RRMS) and people with secondary progressive multiple sclerosis (SPMS) who continue to experience relapses. RRMS is the most common form of multiple sclerosis (MS) and is characterized by episodes of new or worsening signs or symptoms (relapses) followed by periods of recovery. It is estimated that nearly 1 million people are living with MS in the United States and approximately 85% are initially diagnosed with RRMS.1,2 The majority of people who are diagnosed with RRMS will eventually transition to SPMS, in which they experience steadily worsening disability over time. Worldwide, more than 2.3 million people have a diagnosis of MS.1

ABOUT TG THERAPEUTICS

TG Therapeutics is a fully integrated, commercial stage, biopharmaceutical company focused on the acquisition, development and commercialization of novel treatments for B-cell diseases. In addition to a research pipeline including several investigational medicines, TG Therapeutics has received approval from the U.S. Food and Drug Administration (FDA) for BRIUMVI® (ublituximab-xiiy) for the treatment of adult patients with relapsing forms of multiple sclerosis, including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease, as well as approval by the European Commission (EC) in Europe, the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom, Swissmedic in Switzerland, and Australia’s Therapeutic Goods Administration (TGA) for BRIUMVI to treat adult patients with RMS who have active disease defined by clinical or imaging features. For more information, visit www.tgtherapeutics.com, and follow us on X (formerly Twitter) @TGTherapeutics and on LinkedIn.

BRIUMVI® is a registered trademark of TG Therapeutics, Inc.

Cautionary Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release. In addition to the risk factors identified from time to time in our reports filed with the U.S. Securities and Exchange Commission (SEC), factors that could cause our actual results to differ materially include the below.

Such forward looking statements include but are not limited to statements regarding expectations for the timing and success of the commercialization and availability of BRIUMVI® (ublituximab-xiiy) for RMS in the United States, or any jurisdictions outside of the United States; anticipated healthcare professional (HCP) and patient acceptance and use of BRIUMVI for the approved indications; expectations of future revenue for BRIUMVI, or TG expenses or profit estimates or targets; expectations and timing for our subcutaneous BRIUMVI program, including feasibility, approvability and commercial acceptance, expectations and timing for our ENHANCE Phase 3 trial combining day 1 and day 15 doses, including, feasibility, approvability and commercial acceptance and impact on BRIUMVI sales, and expectations and timing for any of our pipeline products or programs, including Azer-cel or BRIUMVI in MG.

Additional factors that could cause our actual results to differ materially include the following: the Company’s ability to continue to commercialize BRIUMVI; the risk that trends in prescriptions are not maintained or that prescriptions are not filled; the failure to obtain and maintain payor coverage; the risk that HCP interest in BRIUMVI will not be sustained; the risk that momentum in sales for BRIUMVI will not be sustained during the course of the year; the risk that the commercialization of BRIUMVI does not continue to exceed expectations; the risk that our BRIUMVI revenue targets will not be achieved; the failure to obtain and maintain requisite regulatory approvals, including the risk that the Company fails to satisfy post-approval regulatory requirements, the potential for variations from the Company’s projections and estimates about the potential market for BRIUMVI due to a number of factors, including, further limitations that regulators may impose on the required labeling for BRIUMVI (such as modifications, resulting from safety signals that arise in the post-marketing setting or in the long-term extension study from the ULTIMATE I and II clinical trials); the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain, pharmacovigilance, and sales and marketing); the Company’s reliance on third parties for manufacturing, distribution and supply, and other support functions for our clinical and commercial products, including BRIUMVI, and the ability of the Company and its manufacturers and suppliers to produce and deliver BRIUMVI to meet the market demand for BRIUMVI; ; the risk that any individual patient’s clinical experience in the post-marketing setting, or the aggregate patient experience in the post-marketing setting, may differ from that demonstrated in controlled clinical trials such as ULTIMATE I and II; the risk that the Company does not achieve its 2025 development pipeline anticipated milestones or goals in the timeframe projected or at all, including (i) commencing and completing a pivotal program for subcutaneous ublituximab, (ii) completing a pivotal program based on data from the ENHANCE trial to consolidate day 1 and day 15 dosing, (iii) enrolling patients into a trial evaluating BRIUMVI in MG, or (iv) enrolling patients into a trial evaluating azer-cel; the risk that the subcutaneous Phase 3 program will not be successful or if successful still will not be approved by the FDA or achieve commercial acceptance; the risk that the ENHANCE Phase 3 trial will not be successful or if successful will not be approved by the FDA or achieve commercial acceptance; the risk that we will not move forward with the development of BRIUMVI in MG and Azer-Cel following these preliminary studies; the uncertainties generally inherent in research and development; regulatory developments, legislative actions, executive orders, including the imposition of tariffs and policy changes in the U.S. and other jurisdictions; and general political, economic and business conditions. Further discussion about these and other risks and uncertainties can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our other filings with the SEC.

Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

Investor Relations

Email: ir@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 4

Media Relations:

Email: media@tgtxinc.com

Telephone: 1.877.575.TGTX (8489), Option 6

1. MS Prevalence. National Multiple Sclerosis Society website. https://www.nationalmssociety.org/About-the-Society/MS-Prevalence. Accessed October 26, 2020. 2. Multiple Sclerosis International Federation, 2013 via Datamonitor p. 236.

TG Therapeutics, Inc.

Selected Condensed Consolidated Financial Data

Statements of Operations Information (in thousands, except share and per share amounts; unaudited):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue
Product revenue, net	$138,843	$72,596	$258,498	$123,084
License, milestone, royalty and other revenue	2,305	870	3,506	13,855
Total revenue	141,148	73,466	262,004	136,939

Costs and expenses:
Cost of revenue	18,938	8,304	34,479	13,745
Research and development:
Noncash compensation	4,318	2,520	7,649	4,972
Other research and development	27,464	15,036	70,495	45,306
Total research and development	31,782	17,556	78,144	50,278

Selling, general and administrative:
Noncash compensation	12,044	6,962	23,684	13,848
Other selling, general and administrative	43,541	31,828	82,232	59,522
Total selling, general and administrative	55,585	38,790	105,916	73,370

Total costs and expenses	106,305	64,650	218,539	137,393

Operating income (loss)	34,843	8,816	43,465	(454)

Other expense (income):
Interest expense	6,716	3,977	13,473	6,265
Other income	(2,793)	(1,712)	(6,396)	(2,592)
Total other expense , net	3,923	2,265	7,077	3,673

Net income (loss) before taxes	30,920	6,551	36,388	(4,127)
Income tax benefit (expense)	(2,733)	328	(3,141)	299
Net Income (loss)	$28,187	$6,879	$33,247	$(3,828)

Net income (loss) per common share:
Basic	$0.19	$0.05	$0.23	$(0.03)
Diluted	$0.17	$0.04	$0.20	$(0.03)

Weighted average shares of common stock outstanding
Basic	146,739,833	144,727,482	146,708,980	145,464,255
Diluted	162,559,404	159,423,571	162,528,551	145,464,255

Condensed Balance Sheet Information (in thousands):

	June 30, 2025 (Unaudited)	December 31, 2024*
Cash, cash equivalents and investment securities	278,860	311,001
Total assets	702,613	577,690
Total equity	276,432	222,364

* Condensed from audited financial statements